Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Infinity Property and Casualty Corporation Amended and Restated 2013 Stock Incentive Plan of our reports dated February 26, 2013, with respect to the consolidated financial statements and schedules of Infinity Property and Casualty Corporation and the effectiveness of internal control over financial reporting of Infinity Property and Casualty Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

June 4, 2013